Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE SECURITIES LAWS.

FITELL CORPORATION

SENIOR UNSECURED CONVERTIBLE PROMISSORY NOTE

Note Principal Amount:	$3,600,000
Date of Note:	January 15, 2024

FOR VALUE RECEIVED, Fitell Corporation, a Cayman Islands exempted company (the “Company”), promises to pay to Flying Height Consulting Services Limited (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum as set forth above, together with simple interest accrued on the unpaid and unconverted principal balance at a rate of eight percent (8%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Senior Unsecured Convertible Promissory Note (this “Note”) as set forth above (the “Issue Date”) until January 15, 2027, which is thirty-six (36) months from the Issue Date (the “Maturity Date”) or upon acceleration or by prepayment or otherwise. This Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein. This Note is one in a series of similar senior unsecured convertible promissory notes (collectively, the “Notes”) issued pursuant to the Securities Purchase Agreement, dated January 15, 2024 (as may be amended from time to time and including the exhibits thereto, the “Purchase Agreement”) by and among the Company and Investors indicated on the signature pages thereto. All capitalized terms used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Purchase Agreement. This Note was issued with an 8% original issue discount in the amount of $288,000.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees.

ARTICLE I. PAYMENT AND PREPAYMENT

1.1 Interest. Accrued interest on the unpaid principal amount of this Note shall be due and payable on each anniversary of the Effective Date and on the Maturity Date.

1.2 Prepayment. Notwithstanding anything to the contrary contained in this Note, the Company shall have the right to prepay all or any portion of the outstanding balance on this Note (principal, accrued interest), (such elected amount being the “Optional Prepayment Amount”), in accordance with this Section 1.2 at any time following the Issue Date. To exercise this right, the Company shall deliver written notice (the “Optional Prepayment Notice”) to the Investor five business days prior to the date of the Optional Prepayment Amount, at the Investor’s registered addresses, stating: (1) that the Company is exercising its right to prepay the Note; (2) the date of prepayment which shall be not more than five (5) business days from the date of the Optional Prepayment Notice; and (3) the amount of the Optional Prepayment Amount that the Company is paying. Notwithstanding receipt of the Optional Prepayment Notice by the Investor, the Investor may convert, or continue to convert the Note in whole or in part until the Optional Prepayment Amount is paid to the Investor. On the date fixed for prepayment (the “Optional Prepayment Date”), the Company shall make payment of the Optional Prepayment Amount to or upon the order of the Investor as specified by the Investor in writing to the Company at least one (1) business day prior to the Optional Prepayment Date.

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1.3 Payment. All payments of each transaction under this Note shall be paid in lawful money of the United States of America to the Investor, made by wire transfer of immediately available funds to the bank account designated by the Investor in a written notice delivered to the Company.

ARTICLE II. CONVERSION RIGHTS

2.1 Voluntary Conversion. Subject to the Company’s right, but not the obligation, to elect Mandatory Conversion, as described in Section 2.2 below, the Investor shall have the right from time to time, and at any time following the Issue Date and ending on the later of: (i) the Maturity Date and (ii) the date of payment upon any Event of Default (as defined in Articles III), to convert all or any part of the remaining outstanding principal amount of the Note and unpaid interest on the date of conversion (the “Conversion Amount”) into fully paid and non-assessable Ordinary Shares, at the Conversion Price (as defined below) by delivering to the Company in writing the conversion notice in the form attached hereto as Exhibit A (the “Notice of Conversion”). The number of Ordinary Shares to be issued upon each voluntary conversion of this Note shall be determined by dividing the Conversion Amount by the applicable Conversion Price then in effect on the date specified in the Notice of Conversion. Subject to the adjustments described herein, the conversion price with respect to the voluntary conversion under this Section 2.1 (the “Conversion Price”) shall be equal to the price per share of the lowest closing price for the Company’s Ordinary Shares as reported on The Nasdaq Capital Market during the five (5) trading days immediately preceding the date of conversion, provided, however, that the Conversion Price shall not be lower than $0.80 per share (the “Floor Price”). The Conversion Price and the Floor Price will be subject to equitable adjustments for stock splits, stock dividends, combinations, recapitalization, reclassifications, extraordinary distributions and similar events.

2.2 Mandatory Conversion. Notwithstanding anything to the contrary set forth in Section 2.1 above, the Company will have the right, but not the obligation, at any time after the six month anniversary of the Issue Date, to require the Investor to convert the outstanding principal amount of the Note and unpaid interest into Ordinary Shares if the closing price per share of Ordinary Shares exceeds $10.00 per share at any time after the six month anniversary of the Issue Date as reported on The Nasdaq Capital Market.

2.3 Surrender of Note Upon Conversion. Upon conversion of this Note in accordance with the terms hereof, the Investor shall not be required to physically surrender this Note to the Company unless the entire unpaid principal amount of this Note is converted. The Investor and the Company shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Investor and the Company, so as not to require physical surrender of this Note upon each such conversion.

2.4 Authorized Shares. The Company covenants that during the period the conversion right exists, the Company will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares, free from preemptive rights, to provide for the issuance of Ordinary Shares upon the full conversion of this Note issued pursuant to the Purchase Agreement.

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2.5. Delivery of Ordinary Shares Upon Conversion. Upon receipt by the Company of a Notice of Conversion, the Investor shall be deemed to be the holder of record of the Ordinary Shares issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Company defaults on its obligations hereunder, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Ordinary Shares or other securities, cash or other assets, as herein provided, on such conversion. If the Investor shall have given a Notice of Conversion as provided herein, the Company’s obligation to issue and deliver the certificates for Ordinary Shares, or if the Ordinary Shares to be issued are in uncertificated form, the statements reflecting the ownership of the Ordinary Shares by the Investor shall be absolute and unconditional, irrespective of the absence of any action by the Investor to enforce the same, any waiver or consent with respect to any provision thereof, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Investor in connection with such conversion.

2.6 Restricted Shares. The number of Ordinary Shares issuable upon conversion of this Note may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Securities Act or (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Ordinary Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (“Rule 144”); or (iii) in case such shares are transferred to an “affiliate” (as defined in Rule 144) of the Investor who agrees to sell or otherwise transfer the shares only in accordance with this Section 2.6 and who is an Accredited Investor (as defined in Rule 501(a) of the Securities and Exchange Commission).).

2.7. Fractional Shares; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the fractional share will be rounded to the nearest whole Ordinary Share. Upon payment of this Note in full or the conversion of this Note in full and the payment of the amounts specified in this paragraph, as the case may be, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

ARTICLE III. EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Subscription Documents:

3.1 Failure to Pay Principal and Interest. The Company shall fail to pay (i) when due any principal payment on the due date hereunder, or (ii) any interest payment or other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) business days of the due date thereof; or

3.2 Breach of Covenants. The Company shall default in the performance of, or violate any material covenants and agreements contained in this Note or the Purchase Agreement and such breach continues for a period of twenty (20) business days after written notice thereof to the Company from the Investor; or

3.3 Breach of Representation or Warranties. Any representation, warranty or certification made by or on behalf of the Company in this Note or the Purchase Agreement shall have been false and misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Investor with respect to this Note or the Purchase Agreement; or

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3.4 Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

3.5 Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement; or

3.6 Conversion and the Shares. The Company fails to issue Ordinary Shares to the Investor (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Investor of the conversion rights of the Investor in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for Ordinary Shares issued to the Investor upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Company directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for Ordinary Shares to be issued to the Company upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any number of Ordinary Shares issued to the Investor upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for five (5) business days after the Investor shall have delivered a Notice of Conversion; or

3.7 Delisting of Ordinary Shares. The Company shall fail to maintain the listing of the Ordinary Shares on at the Principal Market, which includes The Nasdaq Capital Market where currently the Company’s Ordinary Shares are listed; or

3.8 Failure to Comply with the Exchange Act. The Company shall fail to comply with the reporting requirements of the Exchange Act; and/or the Company shall cease to be subject to the reporting requirements of the Exchange Act; or

3.9 Rights of Investor upon Default. Upon the occurrence of any Event of Default (and at any time thereafter during the continuance of such Event of Default, Investor may by written notice to the Company, declare all outstanding payment obligations under the Note payable by the Company hereunder to be immediately due and payable without any other presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Subscription Documents to the contrary notwithstanding. Following an Event of Default, interest shall accrue at rate of 8% annually until paid. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, the Investor shall have the right, at its option, at any time after the requisite Rule 144 holding period, to require the Company, upon written notice, to immediately convert all or any outstanding amount of the principal and accrued interest thereon into a number of Ordinary Shares based on the conversion price equal to the price per share of the lowest closing price for the Company’s Ordinary Shares as reported on The Nasdaq Capital Market during the five (5) trading days immediately preceding the date of conversion, provided, however, that the Conversion Price shall not be lower than the Floor Price, without restrictive legend of any nature. Upon the occurrence of any Event of Default, the Investor (at its discretion) shall have the right to receive at 100% of the outstanding balance immediately due prior to such Event of Default.

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ARTICLE IV. SENIORITY

The indebtedness evidenced by this Note and the payment of the principal and accrued interest thereof shall be Senior (as hereinafter defined) to, and have priority in right of payment over, all indebtedness of the Company, now outstanding or hereinafter incurred. “Senior” as used herein shall be deemed to mean that, in the event of any default in the payment of the obligations represented by this Note (after giving effect to “cure” provisions, if any) or of any liquidation, insolvency, bankruptcy, reorganization, or similar proceedings relating to the Company, all sums payable on this Note shall first be paid in full, with interest, if any, before any payment is made upon any other indebtedness, now outstanding or hereinafter incurred, and, in any such event, any payment or distribution of any character which shall be made in respect of any other indebtedness of the Company, to the Investor for application to the payment hereof, unless and until the obligations under this Note (which shall mean the principal and other obligations arising out of, premium, if any, interest on, and any costs and expenses payable under, this Note) shall have been paid and satisfied in full.

ARTICLE V. MISCELLANEOUS

5.1 Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof. Subject to the restrictions on transfer described in this Section 5.1, the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Purchase Agreement. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary. Any transfer of this Note may be effected only pursuant to the Purchase Agreement and by surrender of the Note to the Company and reissuance of a new Note to the transferee. Investor and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions and agrees to comply with the foregoing terms and conditions (and any and all terms and conditions set forth in the Purchase Agreement) for the benefit of the Company and the other Investors. Each transferee of this Note must be an “accredited investor.”

5.2 Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and mailed, sent via e-mail or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or at such other address or e-mail address as the Company shall have furnished to Investor in writing. All such notices and communications will be deemed effectively given upon the earliest of (i) receipt, (ii) delivery in person or by e-mail, (iii) one business day after deposit with an overnight courier service of recognized standing and (iv) five days after being deposit in the U.S. mail, first class with postage prepaid.

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5.3 Usury. In the event any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

5.4 Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof that would otherwise require the application of the laws of a different jurisdiction.

5.5 Waiver of Jury Trial; Judicial Reference. By acceptance of this Note, each Investor hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Note, the other Subscription Documents or the subject matter hereof or thereof. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter set forth in the Subscription Documents, including, without limitation, contract claims, tort claims (including negligence), breach of duty claims, and all other common law and statutory claims. This section and these provisions will not be subject to any exceptions. Each Investor hereto hereby further warrants and represents that such party has reviewed this waiver with its legal counsel, and that such party knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.

5.6 Investment Representations. This Note has been issued subject to certain investment representations of the Investor set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

5.7 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Company and the Investors that hold the Notes issued under the Purchase Agreement representing more than 50% of the aggregate amount of principal then outstanding under the Notes. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument (and the other Notes issued pursuant to the Purchase Agreement) as originally executed, or if later amended or supplemented, then as so amended or supplemented.

[Signature pages follow]

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The Company has caused this Note to be issued as of the date first written above.

Fitell Corporation

By:	/s/ Jieting Zhao
Name:	Jieting Zhao
Title:	Director

EXHIBIT A — NOTICE OF CONVERSION

The undersigned hereby elects to convert $_____________ principal amount of the Note (defined below) into that number of Ordinary Shares to be issued pursuant to the conversion of the Note (the “Shares”) as set forth below, of Fitell Corporation, a Cayman Islands limited company (the “Company”) according to the conditions of the convertible note of the Investor dated as of ______ (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[ ] The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

[ ]~~The undersigned hereby requests that the Company issue a certificate or certificates for the number of Ordinary Shares set forth below (which numbers are based on the Investor’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

[Insert Name and Address of Investor Here]

Date of conversion:	__________
Applicable Conversion Price:	$ _________
Number of Ordinary Shares to be issued
pursuant to conversion of the Notes:	__________
Amount of Principal Balance due remaining
under the Note after this conversion:	__________

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